Exhibit 4.28
JOINDER TO CREDIT AGREEMENT AND GUARANTY AND COLLATERAL AGREEMENT
This JOINDER AGREEMENT (this “Agreement”) dated as of March 20, 2009 is executed by the undersigned for the benefit of BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as the administrative agent (in such capacity, the “Administrative Agent”) in connection with (i) that certain Amended and Restated Credit Agreement dated as of April 2, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among KIDS LINE, LLC, a Delaware limited liability company (“Kids Line”), SASSY, INC., an Illinois corporation (“Sassy”), LAJOBI, INC., a Delaware corporation (“LaJobi”), I & J HOLDCO, INC., a Delaware corporation (“I & J”), COCALO, INC., a California corporation (“CoCaLo”), those Subsidiaries that are or, in accordance with Section 10.10 of the Credit Agreement, may hereafter become parties thereto as “Borrowers” (Kids Line, Sassy, LaJobi, I & J, CoCaLo and such Subsidiaries collectively, the “Borrowers”), those Subsidiaries that are or, in accordance with Section 10.10 of the Credit Agreement, may hereafter become parties thereto as “Guarantors”, the financial institutions that are or may from time to time become parties thereto as “Lenders”, and the Administrative Agent for itself and the Lenders and (ii) that certain Amended and Restated Guaranty and Collateral Agreement, dated as of April 2, 2008 (as amended, restated, supplemented or modified from time to time, the “Guaranty and Collateral Agreement”) by and among the Borrowers and the Guarantors (the Borrowers, the Guarantors and any other Person that becomes a party thereto as provided therein being, collectively, the “Grantors”), in favor of the Administrative Agent for the benefit of all the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement and/or Guaranty and Collateral Agreement, as applicable.
The undersigned is required to execute this Agreement pursuant to Section 10.10 of the Credit Agreement and pursuant to Section 8.16 of the Guaranty and Collateral Agreement.
In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each signatory hereby agrees as follows:
1. The undersigned assumes (i) all the obligations of a Guarantor under the Credit Agreement, the Agent Fee Letter, dated as of March 1, 2009 (the “Agent Fee Letter”), among the Administrative Agent, Banc of America Securities LLC, the Borrowers and the undersigned, and each other Loan Document to which the Guarantors are a party and agrees that such person or entity is a Guarantor and bound as a Guarantor under the terms of the Credit Agreement, the Agent Fee Letter and each other Loan Document to which the Guarantors are a party and (ii) all the obligations of a Grantor and a Guarantor under the Guaranty and Collateral Agreement and agrees that such person or entity is a Grantor and a Guarantor and bound as a Grantor and a Guarantor under the terms of the Guaranty and Collateral Agreement, in each case, as if it had been an original signatory to such agreements. In furtherance of the foregoing, the undersigned hereby (i) collaterally assigns, and pledges and grants to the Administrative Agent a security interest in all of its right, title and interest in and to the Collateral now owned or hereafter acquired by it to secure the Secured Obligations and (ii) appoints the Loan Party Representative as its representative and agent to act on its behalf in accordance with Section 2.6 of the Credit Agreement, which appointment the Loan Party Representative hereby accepts.

2. Schedules 9.6, 9.8, 9.9, 9.15, 9.16, 9.17, 9.19, 9.21, 9.26, 10.11, 11.2, 11.10 and 12.1 of the Credit Agreement are hereby amended solely to add the information relating to the undersigned as set out on Schedules 9.6, 9.8, 9.9, 9.15, 9.16, 9.17, 9.19, 9.21, 9.26, 10.11, 11.2, 11.10 and 12.1 respectively, hereto. The undersigned hereby makes and affirms, for the benefit of the Administrative Agent, the representations and warranties set forth in the Credit Agreement applicable to the undersigned and confirms that such representations and warranties are true and correct in all material respects with respect to the undersigned on the date hereof after giving effect to such amendment to such Schedules. Schedules 1, 2, 3, 4, 5, 6 and 7 of the Guaranty and Collateral Agreement are hereby amended solely to add the information relating to the undersigned as set out on Schedules 1, 2, 3, 4, 5, 6 and 7 respectively, hereto. The undersigned hereby makes and affirms, for the benefit of the Administrative Agent, the representations and warranties set forth in the Guaranty and Collateral Agreement applicable to the undersigned and the applicable Collateral and confirms that such representations and warranties are true and correct in all material respects with respect to the undersigned on the date hereof after giving effect to such amendment to such Schedules.
3. In furtherance of its obligations under Section 5.2 of the Guaranty and Collateral Agreement, the undersigned hereby authorizes the Administrative Agent to file UCC financing statements naming such person or entity as debtor and the Administrative Agent as secured party, and describing its Collateral and such other documentation as the Administrative Agent (or its successors or assigns) may reasonably require to evidence, protect and perfect the Liens created by the Guaranty and Collateral Agreement. The undersigned acknowledges the authorizations given to the Administrative Agent under Section 5.10(b) of the Guaranty and Collateral Agreement and otherwise.
4. The undersigned’s address for notices under the Credit Agreement and the Guaranty and Collateral Agreement shall be the address of the Loan Party Representative set forth in the Credit Agreement and the undersigned hereby appoints the Loan Party Representative as its agent to receive notices under the Credit Agreement and the Guaranty and Collateral Agreement.
5. This Agreement shall be deemed to be part of, and a modification to, each of the Credit Agreement, the Guaranty and Collateral Agreement and each other Loan Document to which the undersigned has joined as a Guarantor and shall be governed by all the terms and provisions of the Credit Agreement, with respect to the modifications intended to be made to the Credit Agreement, the Guaranty and Collateral Agreement and each other Loan Agreement to which the undersigned has joined as a Guarantor, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of each such person or entity enforceable against such person or entity (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law)). The undersigned hereby waives notice of the Administrative Agent’s acceptance of this Agreement. The undersigned will deliver an executed original of this Agreement to the Administrative Agent.

RUSS BERRIE AND COMPANY, INC., as Guarantor and Grantor
By:	/s/ Marc Goldfarb
	Name:	Marc Goldfarb
	Title:	Senior Vice President, General Counsel and Secretary
Acknowledged and Agreed to:

RUSS BERRIE AND COMPANY, INC., in
its capacity as Loan Party Representative

By:	/s/ Marc Goldfarb

	Name:	Marc Goldfarb
	Title:	Senior Vice President, General Counsel and Secretary
The foregoing is accepted and agreed to as of the date set forth above:

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Erin M. Frey
	Name:	Erin M. Frey
	Title:	Vice President